Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS NEARLY 50% INCREASE IN

NET INCOME FOR THE THIRD QUARTER OF 2013

Milwaukee, Wisconsin

October 16, 2013

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.9 million or $0.06 per diluted share in the third quarter of 2013, which was a 47.9% improvement over net income of $2.0 million or $0.04 per diluted share in the same quarter in 2012. Year-to-date, Bank Mutual Corporation (“Bank Mutual”) reported net income of $8.1 million or $0.17 per diluted share in 2013, which was 82.1% higher than the $4.4 million or $0.10 per diluted share reported during the same nine-month period in 2012. The improvements in net income between these periods were due primarily to higher net loan servicing fee revenue, higher net interest income, lower net losses and expenses on foreclosed real estate, and lower federal deposit insurance premiums. These developments were partially offset by lower gains on sales of loans, higher compensation-related costs, and a larger provision for loan losses.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual noted, “We are pleased that our quarterly earnings increased for a sixth straight quarter despite a decline in net mortgage banking revenue, which we anticipated.” Mr. Baumgarten added, “Improvements in our operating results continue to be led by increases in our net interest margin and growth in our loan portfolio.”

Bank Mutual’s net interest income increased by $1.2 million or 7.6% and by $3.8 million or 8.4% during the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012. These increases were primarily attributable to a 45 basis point improvement in Bank Mutual’s net interest margin, from 2.61% during the nine months ended September 30, 2012, to 3.06% during the same period in the current year. This improvement was due in part to an improved earning asset mix and an improved deposit funding mix between the periods. Bank Mutual’s average loans receivable (which generally have higher yields) increased by $35.7 million or 2.6% between the year-to-date periods and its average mortgage-related securities, investment securities, and overnight investments (which generally have lower yields) declined by $215.2 million or 23.0% in the aggregate between the periods. With respect to Bank Mutual’s deposit funding mix, its average checking and savings deposits (which generally have a lower interest cost or no interest cost) increased by $38.6 million or 3.9% in the aggregate between the year-to-date periods and its average certificates of deposit (which generally have a higher interest cost) declined by $255.1 million or 25.8% between the periods.

1

Also contributing to the improvement in net interest margin between the year-to-date periods in 2013 and 2012 was a 35 basis point decline in the average cost of Bank Mutual’s certificates of deposit, as well as Bank Mutual’s repayment of $100.0 million in high-cost borrowings from the FHLB of Chicago in the third quarter of 2012. Management anticipates that Bank Mutual’s cost of certificates of deposit will continue to decline modestly in the near term as older, higher-cost certificates of deposit continue to mature and are replaced by lower cost deposits, although there can be no assurances.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $179.5 million or 7.7% decrease in average earning assets during the year-to-date period in 2013 compared to the same period in 2012. Bank Mutual’s earning assets have declined in recent periods as it has used cash flows from its mortgage-related securities portfolio to fund a decline in its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $707,000 in the third quarter of 2013 compared to $657,000 in the same quarter last year. The provision for the nine months ended September 30, 2013, was $3.3 million compared to $2.4 million in the same period last year. Bank Mutual’s provision in the 2013 periods was due in part to increases in general loan loss allowances related to growth in its multi-family, commercial real estate, and commercial business loan portfolios. Also contributing to the provision in the third quarter of 2013 was a $536,000 loss on a commercial real estate loan secured by a multi-family real estate property.

In the 2012 periods Bank Mutual recorded loan loss provisions against a number of larger multi-family, commercial real estate, and business loan relationships. These losses were partially offset by loss recaptures on non-performing loans that paid off during the periods, as well as recoveries of previously charged-off loans. In addition, Bank Mutual increased its general loss allowances modestly during the year-to-date period in 2012 due primarily to growth in its loan portfolio.

Bank Mutual’s non-performing loans and classified loans have trended lower in recent periods. Although general economic, employment, and real estate conditions continue to slowly improve in Bank Mutual’s markets, current conditions continue to be challenging for certain borrowers, particularly those whose loans are secured by commercial real estate or land. As such, there can be no assurances that non-performing loans and/or classified loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably in future periods.

Service charges on deposits declined slightly during the three months ended September 30, 2013, compared to the same period in 2012, but increased modestly between the nine month periods ended as of the same dates. Bank Mutual has experienced slower growth in this revenue line item in recent periods due primarily to changes in customer spending patterns, which has resulted in lower levels of revenue from overdraft charges. Management attributes this development to relatively slow economic growth in recent periods, which management believes has impacted customer spending habits.

2

Brokerage and insurance commissions were $658,000 during the third quarter of 2013, a $20,000 or 2.9% decrease from the same period in the previous year. On a year-to-date basis, this source of revenue was $2.3 million in 2013, a $104,000 or 4.7% increase from the same period in 2012. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the 2013 year-to-date period benefited from higher sales of equity-related investments earlier in the year, which management attributes to general improvements in equity markets during that time period. Commission revenue from this source declined, however, during the third quarter of 2013 compared to the same period in the prior year. The 2013 periods also include modest increases in commission revenue from sales of tax-deferred annuities, which management attributes to the continued popularity of such investments in generally lower interest rate environments.

Net loan-related fees and servicing revenue was $471,000 during the three months ended September 30, 2013, compared to a loss of $1.1 million in the same period of the previous year. On a year-to-date basis, this revenue was $2.7 million during the nine months ended September 30, 2013, compared to a loss of $2.3 million in the same period of 2012. The following table presents the components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
	(Dollars in thousands)
Gross servicing fees	$727	$664	$2,164	$2,104
Mortgage servicing rights amortization	(542)	(982)	(2,335)	(3,004)
Mortgage servicing rights valuation recovery (loss)	90	(944)	2,319	(1,919)
Loan servicing revenue, net	275	(1,262)	2,148	(2,819)
Other loan fee income	196	171	511	471
Loan-related fees and servicing revenue, net	$471	$(1,091)	$2,659	$(2,348)

The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans in recent periods have resulted in lower prepayment expectations on the loans underlying the MSRs, which resulted in a decrease in the valuation allowance during the three- and nine-month periods then ended. In contrast, lower market interest rates in the 2012 periods resulted in higher prepayment expectations and an increase in the valuation allowance during those periods. As of September 30, 2013, Bank Mutual had a $77,000 valuation allowance against MSRs with a book value of $9.0 million. As of the same date Bank Mutual serviced $1.2 billion in loans for third-party investors compared to $1.1 billion one year ago.

Gains on sales of loans were $794,000 in the third quarter of 2013 compared to $3.4 million in the same quarter last year. Year-to-date, gains on sales of loans were $4.0 million in 2013 compared to $9.9 million in 2012. Bank Mutual typically sells in the secondary market most of the fixed-rate, one- to four-family mortgage loans that it originates. During the three and nine months ended September 30, 2013, sales of these loans were $51.3 million or 53.2% lower and $121.9 million or 34.5% lower than they were during the same periods in 2012, respectively. Recent increases in market interest rates have resulted in lower originations and sales of fixed-rate, one- to four-family loans in the 2013 periods compared to the same periods in 2012. Also contributing to the decrease in gains on sales of loans in 2013 was a decline in Bank Mutual’s average gross profit margin on the sales of loans. Management attributes this decline to the reduced burden that consumer demand has placed on the loan production capacity of the mortgage banking industry as a whole, due to a recent increase in market interest rates, which has caused gross profit margins to decrease. If these trends continue, management anticipates that Bank Mutual’s gains on sales of loans will continue to decline in the fourth quarter of 2013 and will be substantially lower in 2014 than they were in 2012 and 2013.

3

During the year-to-date period in 2012 Bank Mutual recorded $543,000 in gains on sales of investments related to the sale of $20.4 million in mortgage-related securities. Bank Mutual did not sell any securities in 2013.

During the year-to-date period in 2012 Bank Mutual recorded $336,000 in net other-than-temporary impairment (“OTTI”) losses. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Bank Mutual did not have any net OTTI losses in 2013.

The increases in the cash surrender value of Bank Mutual’s life insurance policies during the three and nine month periods in 2013 were $817,000 and $2.0 million, respectively. These amounts compared to $528,000 and $1.6 million during the same periods in 2012, respectively. These increases were caused by higher payouts associated with excess death benefits in the 2013 periods compared to the prior year periods.

Other non-interest income was $1.6 million and $4.6 million during the three and nine month periods in 2013, respectively, compared to $1.5 million and $4.5 million during the same periods in 2012, respectively. Most of the increase in the 2013 periods was caused by fees generated from a debit card cash rewards program that Bank Mutual introduced to checking account customers in 2013.

Compensation-related expenses increased by $301,000 or 2.9% and $1.1 million or 3.4% during the three and nine months ended September 30, 2013, respectively, compared to the same periods in 2012, respectively. These increases were due primarily to annual merit increases and increases in payroll-related taxes. These developments were partially offset by a modest decline in employee healthcare costs due to a renegotiation of such costs with the insurance provider.

Occupancy and equipment expenses increased by $88,000 or 3.1% and $295,000 or 3.4% during the three and nine months ended September 30, 2013, respectively, compared to the same periods in the prior year, respectively. These increases were principally caused by increases in data processing costs, certain repairs and maintenance on Bank Mutual’s facilities, and for the year-to-date period, increased snow removal costs earlier in 2013 compared to 2012.

Federal deposit insurance premiums were $438,000 and $1.5 million during the three and nine months ended September 30, 2013, respectively. These amounts compared to $831,000 and $2.5 million during the same periods in 2012, respectively. The decrease in the 2013 periods was caused by an improvement earlier in the year in Bank Mutual’s financial condition and operating results. Under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, these improvements resulted in lower deposit insurance costs for Bank Mutual in 2013.

Net losses and expenses on foreclosed real estate were $716,000 and $2.3 million during the three and nine months ended September 30, 2013, respectively. These amounts compared to $1.7 million and $5.5 million in the same periods of last year, respectively. Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

4

Other non-interest expense increased by $70,000 or 2.8% during the three months ended September 30, 2013, compared to the same period in 2012. Year-to-date, this expense decreased by $330,000 or 4.3% in 2013 compared to the same period in 2012. The quarterly increase was primarily the result of increased professional fees related to certain special projects during the quarter. On a year-to-date basis, however, professional fees were substantially lower due primarily to reduced expenditures related to loan workout efforts.

Income tax expense was $1.5 million and $1.0 million during the three months ended September 30, 2013 and 2012, respectively, and was $4.2 million and $2.1 million during the nine months ended September 30, 2013 and 2012, respectively. Bank Mutual’s effective tax rates (“ETRs”) during the three-month periods in 2013 and 2012 were 34.1% and 34.8%, respectively. The ETRs during the nine-month periods in these same years were 34.1% and 32.3%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from bank-owned life insurance (“BOLI”). Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $84.9 million or 3.5% during the nine months ended September 30, 2013. During the period Bank Mutual’s mortgage-related securities available-for-sale decreased by $75.4 million due primarily to regular repayments, its cash and cash equivalents decreased by $28.0 million due principally to seasonal factors, and its loans held-for-sale decreased by $8.1 million due to a higher interest rate environment. These developments were partially offset by a $40.3 million increase in Bank Mutual’s loan portfolio. Also during the period, Bank Mutual’s deposit liabilities decreased by $99.1 million and its advance payments by borrowers increased by $25.7 million, the latter due to seasonal factors. Bank Mutual’s total shareholders’ equity increased from $271.9 million at December 31, 2012, to $276.2 million at September 30, 2013.

Bank Mutual’s loans receivable increased by $40.3 million or 2.9% during the nine months ended September 30, 2013. Total loans originated for portfolio were $364.7 million during this period compared to $367.3 million during the same period in 2012. Originations of construction and development loans, which consist mostly of multi-family projects, were substantially higher in 2013 than they were in 2012. This increase was attributable to elevated demand for multi-family properties caused by a general decline in the level of home ownership in recent periods. The increase in the origination of these types of loans was largely offset by declines in originations of consumer loans and commercial and industrial loans in 2013 compared to the prior year. Management attributes these declines to higher interest rates, slower economic growth and related uncertainties, and increased competition for these types of loans in its local markets.

Bank Mutual’s deposit liabilities decreased by $99.1 million or 5.3% during the nine months ended September 30, 2013. Certificates of deposit declined by $148.5 million or 18.3% during the period while core deposits, consisting of checking, savings and money market accounts, increased by $49.3 million or 4.7%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, is customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future.

5

Bank Mutual’s shareholders’ equity increased from $271.9 million at December 31, 2012, to $276.2 million at September 30, 2013. This increase was caused by net income during the period, partially offset by the payment of cash dividends of $0.07 per share to shareholders during the nine months ended September 30, 2013. Also impacting shareholders’ equity during the period was a $1.0 million increase in accumulated other comprehensive loss primarily caused by a decline in the fair value of Bank Mutual’s available-for-sale securities. This development was the result of a recent increase in market interest rates which had an adverse impact on the fair value of Bank Mutual’s available-for-sale securities. The book value of Bank Mutual’s common stock was $5.95 per share at September 30, 2013, compared to $5.87 per share at December 31, 2012.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.84% at September 30, 2013, compared to 11.24% at December 31, 2012. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of June 30, 2013 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.23% and a Tier 1 capital ratio of 10.69%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Earlier in 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules will become effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. At this time management does not expect these new rules to have a significant impact on the regulatory capital of Bank Mutual’s subsidiary bank, its financial condition, or its results of operations, although there can be no assurances. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

Bank Mutual’s non-performing loans were $16.7 million or 1.16% of loans receivable as of September 30, 2013, compared to $25.8 million or 1.84% of loans receivable as of December 31, 2012. Non-performing assets, which includes non-performing loans, were $26.0 million or 1.12% of total assets and $39.8 million or 1.64% of total assets as of these same dates, respectively. Bank Mutual’s non-performing assets and classified loans have declined in recent periods. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing assets and classified loans will continue to decline in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $22.8 million or 1.58% of total loans at September 30, 2013, compared to $21.6 million or 1.54% of total loans at December 31, 2012. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 136.2% at September 30, 2013, compared to 83.6% at December 31, 2012. Management believes the allowance for loan losses at September 30, 2013, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

6

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin as of June 30, 2013 (the latest information available). Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2012 Annual Report on Form 10-K.

7

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	September 30	December 31
	2013	2012
ASSETS
Cash and due from banks	$29,812	$50,030
Interest-earning deposits	29,208	37,029
Cash and cash equivalents	59,020	87,059
Mortgage-related securities available-for-sale, at fair value	474,824	550,185
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $154,243 in 2013 and $163,589 in 2012)	156,011	157,558
Loans held-for-sale	2,619	10,739
Loans receivable (net of allowance for loan losses of $22,770 in 2013 and $21,577 in 2012)	1,442,595	1,402,246
Foreclosed properties and repossessed assets	9,306	13,961
Mortgage servicing rights, net	8,889	6,821
Other assets	180,053	189,695

Total assets	$2,333,317	$2,418,264

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,768,750	$1,867,899
Borrowings	205,199	210,786
Advance payments by borrowers for taxes and insurance	30,624	4,956
Other liabilities	49,656	59,837
Total liabilities	2,054,229	2,143,478
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2013 and 2012
Issued and outstanding - none in 2013 and 2012	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2013 and 2012
Issued - 78,783,849 shares in 2013 and 2012
Outstanding - 46,432,284 shares in 2013 and 46,326,484 in 2012	788	788
Additional paid-in capital	489,152	489,960
Retained earnings	150,083	145,231
Accumulated other comprehensive loss	(5,702)	(4,717)
Treasury stock - 32,351,565 shares in 2013 and 32,457,365 in 2012	(358,127)	(359,409)
Total shareholders' equity	276,194	271,853
Non-controlling interest in real estate partnership	2,894	2,933
Total equity including non-controlling interest	279,088	274,786

Total liabilities and equity	$2,333,317	$2,418,264

8

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Interest income:
Loans	$16,132	$16,514	$48,314	$49,142
Mortgage-related securities	3,597	4,134	11,062	13,228
Investment securities	9	30	32	130
Interest-earning deposits	20	19	86	54
Total interest income	19,758	20,697	59,494	62,554
Interest expense:
Deposits	1,787	3,543	6,725	11,467
Borrowings	1,190	1,554	3,613	5,735
Advance payment by borrowers for taxes and insurance	-	1	1	2
Total interest expense	2,977	5,098	10,339	17,204
Net interest income	16,781	15,599	49,155	45,350
Provision for loan losses	707	657	3,329	2,438
Net interest income after provision for loan losses	16,074	14,942	45,826	42,912
Non-interest income:
Service charges on deposits	1,780	1,832	5,058	5,055
Brokerage and insurance commissions	658	678	2,328	2,224
Loan-related fees and servicing revenue, net	471	(1,091)	2,659	(2,348)
Gain on loan sales activities, net	794	3,412	4,036	9,867
Gain on sales of investments, net	-	-	-	543
Other-than-temporary impairment ("OTTI") losses:
Total OTTI losses	-	-	-	(909)
Non-credit portion of OTTI losses	-	-	-	573
Net OTTI losses	-	-	-	(336)
Income from bank-owned life insurance ("BOLI")	817	528	1,966	1,578
Other non-interest income	1,623	1,486	4,595	4,468
Total non-interest income	6,143	6,845	20,642	21,051
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,766	10,465	32,827	31,738
Occupancy and equipment	2,923	2,835	8,862	8,567
Federal insurance premiums	438	831	1,481	2,533
Advertising and marketing	377	376	1,432	1,446
Losses and expenses on foreclosed real estate, net	716	1,748	2,291	5,496
Other non-interest expense	2,605	2,535	7,339	7,669
Total non-interest expense	17,825	18,790	54,232	57,449
Income before income tax expense	4,392	2,997	12,236	6,514
Income tax expense	1,497	1,044	4,173	2,107
Net income before non-controlling interest	2,895	1,953	8,063	4,407
Net loss attributable to non-controlling interest	13	13	39	42
Net income	$2,908	$1,966	$8,102	$4,449

Per share data:
Earnings per share-basic	$0.06	$0.04	$0.17	$0.10
Earnings per share-diluted	$0.06	$0.04	$0.17	$0.10
Cash dividends paid	$0.03	$0.01	$0.07	$0.03

9

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Loan Originations and Sales	2013	2012	2013	2012
Mortgage loans originated for portfolio:
One- to four-family	$25,852	$19,136	$71,227	$70,131
Multi-family	5,075	21,460	34,574	48,425
Commercial real estate	23,415	10,579	33,620	26,951
Construction and development	88,906	31,911	133,930	59,131
Total mortgage loans	143,248	83,086	273,351	204,638
Consumer loan originations	20,311	30,422	45,966	87,578
Commercial business loan originations	22,906	23,484	45,350	75,080
Total loans originated for portfolio	$186,465	$136,992	$364,667	$367,296

Mortgage loans originated for sale	$33,941	$111,366	$222,684	$359,514

Mortgage loan sales	$45,107	$96,450	$230,643	$352,559

	September 30	December 31
Loan Portfolio Analysis	2013	2012
Mortgage loans:
One- to four-family	$443,948	$465,170
Multi-family	256,610	264,013
Commercial real estate	255,106	263,775
Construction and development	232,056	129,348
Total mortgage loans	1,187,720	1,122,306
Consumer loans	247,979	246,913
Commercial business loans	156,838	132,436
Total loans receivable	1,592,537	1,501,655
Allowance for loan losses	(22,770)	(21,577)
Undisbursed loan proceeds and deferred fees and costs	(127,172)	(77,832)
Total loans receivable, net	$1,442,595	$1,402,246

Loans serviced for others	$1,159,342	$1,147,722

10

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Non-Performing Loans and Assets	2013	2012
Non-accrual mortgage loans:
One- to four-family	$5,031	$8,192
Multi-family	4,209	6,824
Commercial real estate	4,324	6,994
Construction and development loans	1,389	937
Total non-accrual mortgage loans	14,953	22,947
Non-accrual consumer loans:
Secured by real estate	779	1,514
Other consumer loans	61	59
Total non-accrual consumer loans	840	1,573
Non-accrual commercial business loans	296	693
Total non-accrual loans	16,089	25,213
Accruing loans delinquent 90 days or more	626	584
Total non-performing loans	16,715	25,797
Foreclosed properties and repossessed assets	9,306	13,961
Total non-performing assets	$26,021	$39,758
Non-performing loans to loans receivable, net	1.16%	1.84%
Non-performing assets to total assets	1.12%	1.64%

	September 30	December 31
Special Mention and Substandard Loans	2013	2012
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$5,648	$8,472
Multi-family	11,784	8,969
Commercial real estate	50,712	56,842
Construction and development	17,207	15,446
Total mortgage loans	85,351	89,729
Consumer loans	840	1,631
Commercial business loans	6,298	4,007
Total	$92,489	$95,367

	Nine Months Ended September 30
Activity in Allowance for Loan Losses	2013	2012
Balance at the beginning of the period	$21,577	$27,928
Provision for loan losses	3,329	2,438
Charge-offs:
One- to four-family	(934)	(2,292)
Multi-family	(536)	(857)
Commercial real estate	(493)	(4,149)
Construction and development loans	(148)	(2,545)
Consumer loans	(1,108)	(555)
Commercial business loans	(199)	(48)
Total charge-offs	(3,418)	(10,446)
Total recoveries	1,282	1,059
Net charge-offs	(2,136)	(9,387)
Balance at the end of the period	$22,770	$20,979
Net charge-offs to average loans, annualized	0.20%	0.90%

	September 30	December 31
Allowance Ratios	2013	2012
Allowance for loan losses to non-performing loans	136.22%	83.64%
Allowance for loan losses to total loans	1.58%	1.54%

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	September 30	December 31
Deposit Liabilities Analysis	2013	2012
Non-interest-bearing checking	$163,109	$143,684
Interest-bearing checking	229,499	236,380
Savings accounts	225,479	217,170
Money market accounts	487,238	458,762
Certificates of deposit	663,425	811,903
Total deposit liabilities	$1,768,750	$1,867,899

	Three Months Ended		Nine Months Ended
	September 30		September 30
Selected Operating Ratios	2013	2012	2013	2012
Net interest margin (1)	3.17%	2.71%	3.06%	2.61%
Net interest rate spread	3.08%	2.60%	2.98%	2.51%
Return on average assets	0.50%	0.31%	0.46%	0.23%
Return on average shareholders' equity	4.23%	2.90%	3.94%	2.20%
Efficiency ratio (2)	77.76%	83.72%	77.70%	86.79%
Non-interest expense as a percent of average assets	3.04%	2.97%	3.05%	3.03%
Shareholders' equity to total assets at end of period	11.84%	10.95%	11.84%	10.95%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income (excluding investment gains and net OTTI) for the periods indicated.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Other Information	2013	2012	2013	2012
Average earning assets	$2,116,946	$2,304,518	$2,138,573	$2,318,064
Average assets	2,342,945	2,529,706	2,367,940	2,528,257
Average interest bearing liabilities	1,841,996	2,065,010	1,884,309	2,101,271
Average shareholders' equity	274,675	271,414	273,955	269,651
Weighted average number of shares outstanding:
As used in basic earnings per share	46,239,354	46,193,694	46,226,697	46,189,775
As used in diluted earnings per share	46,488,501	46,222,925	46,395,880	46,203,964

	September 30	December 31
	2013	2012
Number of shares outstanding (net of treasury shares)	46,432,284	46,326,484
Book value per share	$5.95	$5.87

	September 30	December 31
Weighted Average Net Interest Rate Spread	2013	2012
Yield on loans	4.33%	4.56%
Yield on investments	2.34%	2.36%
Combined yield on loans and investments	3.72%	3.82%
Cost of deposits	0.37%	0.63%
Cost of borrowings	2.29%	2.37%
Total cost of funds	0.57%	0.81%
Interest rate spread	3.15%	3.01%

12